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As filed with the Securities and Exchange Commission on September 25, 2009

Registration No. 333-144941

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 11
 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TALECRIS BIOTHERAPEUTICS HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	20-2533768 (I.R.S. Employer Identification No.)

P.O. Box 110526
4101 Research Commons
79 T.W. Alexander Drive
Research Triangle Park, North Carolina 27709
(919) 316-6300
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

LAWRENCE D. STERN
Chairman and Chief Executive Officer
TALECRIS BIOTHERAPEUTICS HOLDINGS CORP.
P.O. Box 110526
4101 Research Commons
79 T.W. Alexander Drive
Research Triangle Park, North Carolina 27709
(919) 316-6300
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

with copies to:
GERARD S. DIFIORE ARON IZOWER REED SMITH LLP 599 Lexington Avenue New York, New York 10022 (212) 521-5400 (212) 521-5450 (facsimile)
JOHN F. GAITHER, Jr.
Executive Vice President,
General Counsel and Secretary
TALECRIS BIOTHERAPEUTICS
HOLDINGS CORP.
P.O. Box 110526
4101 Research Commons
79 T.W. Alexander Drive
Research Triangle Park,
North Carolina 27709
(919) 316-6300
	(253) 390-6623 (facsimile)	GLEN T. SCHLEYER SULLIVAN & CROMWELL LLP 125 Broad Street New York, New York 10004 (212) 558-4000 (212) 558-3588 (facsimile)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement is declared effective.

          If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") please check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

 Explanatory Note

        This Amendment is being filed solely for the purpose of filing Exhibits 4.1, 10.7.2, 10.7.3 and 14 to the Registration Statement. No change is made to the prospectus constituting Part I of the Registration Statement or Items 13, 14, 15, and 17 of the Registration Statement.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities registered under this Registration Statement, other than underwriting discounts and commissions. All amounts are estimates except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority (FINRA) filing fee, and the NASDAQ listing fee. The following expenses will be borne solely by the registrant.

Securities and Exchange Commission registration fee	$30,700
FINRA filing fee	75,500
NASDAQ listing fee	150,000
Printing and engraving expenses	254,000
Legal fees and expenses	2,208,000
Accounting fees	500,000
Transfer Agent's fees	3,500
Miscellaneous expenses	1,778,300

Total	$5,000,000

Item 14.    Indemnification of Directors and Officers.

        We are incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests and, for any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

        In accordance with Section 102(b)(7) of the Delaware Law, our Amended and Restated Certificate of Incorporation contains a provision to limit the personal liability of our director's violations of their fiduciary duty. This provision eliminates each director's liability to us and our stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to us or to our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions or (iv) for any transaction from which a director derived an improper personal benefit. In addition, our restated certificate of incorporation authorizes us to purchase and maintain insurance to protect itself and any director, officer, employee or agent of us or another business entity against any expense, liability or loss incurred by him or her in any such capacity or arising out of his or her status as such, regardless of whether we would have the power to indemnify such person under our bylaws or Delaware Law.

        The underwriting agreement with the underwriters will provide for the indemnification of our directors and officers and certain controlling persons against specified liabilities, including liabilities under the Securities Act.

        We maintain directors and officers liability insurance, which covers directors and officers against certain claims or liabilities arising out of the performance of their duties.

Item 15. Recent Sales of Unregistered Securities.

        The following sets forth information regarding unregistered securities sold by the registrant since its inception. All share and per-share amounts have been retroactively adjusted for all periods to reflect the seven-for-one share dividend on our common stock paid on September 10, 2009.

  (1)
  On March 31, 2005, the registrant issued 8,000,000 shares of our common stock and one share of junior preferred stock to Bayer HealthCare, LLC, a Delaware limited liability company, in connection with closing of the acquisition of the plasma business of Bayer.

  (2)
  On March 31, 2005, the registrant issued 100,000 shares of its series A senior convertible preferred stock to Talecris Holdings, LLC in connection with closing of the acquisition of the plasma business of Bayer. These shares were subsequently repurchased by the registrant.

  (3)
  On March 31, 2005, the registrant issued a 12% second lien term note in the aggregate principal amount of $25,000,000 to Cerberus-Plasma Holdings, LLC in connection with closing of the acquisition of the plasma business of Bayer.

  (4)
  On March 31, 2005, the registrant issued a 14% junior secured convertible note in the aggregate principal amount of $90,000,000 to Talecris Holdings, LLC in connection with closing of the acquisition of the plasma business of Bayer.

  (5)
  On April 12, 2005, the registrant issued 192,310 shares of its series B senior convertible preferred stock to Talecris Holdings, LLC, in connection with the closing of the acquisition of Precision Pharma Services Inc.  The aggregate fair market value of these securities was $13.6 million.

  (6)
  On April 12, 2005, the registrant issued a 12% second lien term note in the aggregate principal amount of $2,769,000 to Ampersand Plasma Holdings, L.L.C. in connection with the closing of the acquisition of Precision Pharma Services Inc.

  (7)
  On December 6, 2006, the registrant issued 900,000 shares of series A senior convertible preferred stock to Talecris Holdings, LLC in exchange for the conversion of $90,000,000 in principal amount of 14% junior secured convertible notes.

  (8)
  On June 9, 2007, the registrant issued 2,146,232 shares of common stock to International BioResources, L.L.C., a Louisiana limited liability company, in connection with the closing of the purchase of certain plasma centers with a put value of $15.61 per share, plus accrued interest. These shares were subsequently repurchased by the registrant.

  (9)
  Since March 31, 2005 (through August 31, 2009), the registrant has issued to directors, officers and employees options to purchase 16,166,064 shares of common stock (2,225,848 of which have been subsequently cancelled due to the termination of the officers and employees receiving such options), with per share exercise prices ranging from $1.39 to $21.25. There have been no exercises of such options. In addition, the registrant has issued 3,246,376 shares of restricted and/or fully vested shares of common stock to its directors, officers and employees, 319,800 of which have been subsequently cancelled due to the termination of the officers' and employees' receiving such shares and 318,160 of which have been subsequently repurchased by the registrant.

        The issuance of securities described above in paragraphs (1) through (8) were exempt from registration under the Securities Act of 1933 in reliance on Regulation D and Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving any public offering. The purchasers of the securities in these transactions represented that they were "accredited investors" or "qualified institutional buyers" (as such terms are defined in Regulation D) and they were acquiring the securities for investment only and not with a view toward the public sale or distribution thereof. Such purchasers received written disclosures that the securities had not been registered under the Securities Act of 1933 and that any resale must be made pursuant to a registration statement or an available exemption from registration. The sale of these securities was made without any general solicitation or advertising.

        The issuance of securities described above in paragraph (9) are exempt from registration under the Securities Act of 1933 in reliance on Rule 701 of the Securities Act pursuant to compensatory benefit plans approved by the registrant's board of directors.

        There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

Item 16.    Exhibits and Financial Statement Schedules.

        (a)   Exhibits

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1	Form of Underwriting Agreement (previously filed as exhibit 1.1 to Amendment No. 10)+
3.1	Amended and Restated Certificate of Incorporation of Talecris Biotherapeutics Holdings Corp. (previously filed as exhibit 3.1 to Amendment No. 9)+
3.2	Amended and Restated By-Laws of Talecris Biotherapeutics Holdings Corp. (previously filed as exhibit 3.2 to Amendment No. 8)+
4.1	Form of Certificate of Talecris Biotherapeutics Holdings Corp. common stock
4.2	First Amended and Restated Certificate of Designations, Rights and Preferences of Series A Senior Convertible Preferred Stock (previously filed as exhibit 4.2 to Amendment No. 9)+
4.3	First Amended and Restated Certificate of Designations, Rights and Preferences of Series B Convertible Preferred Stock (previously filed as exhibit 4.3 to Amendment No. 9)+
5.1	Opinion of Reed Smith LLP (previously filed as exhibit 5.1 to Amendment No. 10)+
10.1	2005 Stock Option and Incentive Plan of Talecris Biotherapeutics Holdings Corp. (previously filed as exhibit 10.1 to Amendment No. 1)+
10.2	2006 Restricted Stock Plan of Talecris Biotherapeutics Holdings Corp. (previously filed as exhibit 10.2 to Amendment No. 1)+
10.3	Talecris Biotherapeutics Holdings Corp. Employee Savings Plan (previously filed as exhibit 10.3 to Amendment No. 1)+
10.4	Talecris Biotherapeutics Holdings Corp. Supplemental Savings Plan (previously filed as exhibit 10.4 to Amendment No. 1)+
10.5	Talecris Biotherapeutics Holdings Corp. Special Recognition Bonus Plan (previously filed as exhibit 10.5 to Amendment No. 1)+

Exhibit No.	Description of Exhibit
10.6	Talecris Biotherapeutics Holdings Corp. Incentive Plan (Management Bonus Plan), as amended (previously filed as exhibit 10.6 to Amendment No. 1)+
10.7.1	Talecris Biotherapeutics Holdings Corp. 2009 Long-Term Incentive Plan (previously filed as exhibit 10.7 to Amendment No. 9)+
10.7.2	Form of Stock Option Award Agreement under the 2009 Long-Term Incentive Plan of Talecris Biotherapeutics Holdings Corp.
10.7.3	Form of Restricted Share Unit Award Agreement under the 2009 Long-Term Incentive Plan of Talecris Biotherapeutics Holdings Corp.
10.8.1
Form of Stock Option Award Agreement (2005 form of agreement) under 2005 Stock Option and Incentive Plan of Talecris Biotherapeutics Holdings Corp. (previously filed as exhibit 10.7.1 to Amendment No. 1) +
10.8.2
Form of Stock Option Award Agreement (2006 form of agreement) under 2005 Stock Option and Incentive Plan of Talecris Biotherapeutics Holdings Corp. (previously filed as exhibit 10.7.2 to Amendment No. 1) +
10.8.3
Form of Stock Option Award Agreement (non-employee director form of agreement) under 2005 Stock Option and Incentive Plan of Talecris Biotherapeutics Holdings Corp. (previously filed as exhibit 10.7.3 to Amendment No. 2)+
10.8.4	Form of Restricted Stock Award Agreement under 2006 Restricted Stock Plan of Talecris Biotherapeutics Holdings Corp. (previously filed as exhibit 10.8 to Amendment No. 1)+
10.9	Form of Special Recognition Bonus and Restricted Stock Award Agreement (previously filed as exhibit 10.9 to Amendment No. 1)+
10.10.1
First Lien Term Loan Credit Agreement, dated as of December 6, 2006, by and among Talecris Biotherapeutics Holdings Corp., Talecris Biotherapeutics, Inc., Precision Pharma Services, Inc., Talecris Plasma Resources, Inc., and Morgan Stanley Senior Funding, Inc. (previously filed as exhibit 10.10 to Amendment No. 1)+
10.10.2
Second Lien Term Loan Credit Agreement, dated as of December 6, 2006, by and among Talecris Biotherapeutics Holdings Corp., Talecris Biotherapeutics, Inc., Precision Pharma Services, Inc., Talecris Plasma Resources, Inc., and Morgan Stanley Senior Funding, Inc. (previously filed as exhibit 10.11 to Amendment No. 1)+
10.11.1
Commitment Letter, dated July 22, 2008, by Cerberus Capital Management, L.P. in favor of Talecris Biotherapeutics Holdings Corp., and Talecris Plasma Holdings, LLC. (previously filed as exhibit 10.12 to Amendment No. 5)+
10.11.2
Commitment Letter, dated July 22, 2008, by Ampersand Ventures, in favor of Talecris Biotherapeutics Holdings Corp., and Talecris Plasma Holdings, LLC. (previously filed as exhibit 10.13 to Amendment No. 5)+
10.12
Revolving Credit Agreement, dated as of December 6, 2006, by and among Talecris Biotherapeutics Holdings Corp., Talecris Biotherapeutics, Inc., Precision Pharma Services, Inc., Talecris Plasma Resources, Inc., Wells Fargo Foothill, Inc. and Wachovia Bank, N.A. (previously filed as exhibit 10.12 to Amendment No. 1)+

Exhibit No.	Description of Exhibit
10.13	Pledge and Security Agreement, dated as of December 6, 2006, by and among Talecris Biotherapeutics Holdings Corp., Talecris Biotherapeutics, Inc., Precision Pharma Services, Inc., Talecris Plasma Resources, Inc., and Morgan Stanley Senior Funding, Inc. (previously filed as exhibit 10.13 to Amendment No. 1)+
10.14.1
Asset Purchase Agreement, dated October 31, 2006, by and among IBR-BYR L.L.C., International BioResources, L.L.C., IBR Plasma Centers, L.L.C., Talecris Plasma Resources, Inc., and Talecris Biotherapeutics Holdings Corp. (previously filed as exhibit 10.14.1 to Amendment No. 1)+
10.14.2
First Amendment to Asset Purchase Agreement, dated November 18, 2006, by and among IBR-BYR L.L.C., International BioResources, L.L.C., IBR Plasma Centers, L.L.C., Talecris Plasma Resources, Inc., and Talecris Biotherapeutics Holdings Corp. (previously filed as exhibit 10.14.2 to Amendment No. 1)+
10.14.3
Second Amendment to Asset Purchase Agreement, dated June 9, 2007, by and among IBR-BYR L.L.C., International BioResources, L.L.C., IBR Plasma Centers, L.L.C., Talecris Plasma Resources, Inc., and Talecris Biotherapeutics Holdings Corp. (previously filed as exhibit 10.14.3 to Amendment No. 1)+
10.14.4
Third Amendment to Asset Purchase Agreement, dated December 3, 2007, by and among IBR-BYR L.L.C., International BioResources, L.L.C., IBR Plasma Centers, L.L.C., Talecris Plasma Resources, Inc., and Talecris Biotherapeutics Holdings Corp. (previously filed as exhibit 10.14.4 to Amendment No. 4)+
10.15.1
Stockholders Agreement, dated December 7, 2006, by and among Talecris Biotherapeutics Holdings Corp., Talecris Holdings, LLC and certain other stockholders of Talecris Biotherapeutics Holdings Corp. party thereto (previously filed as exhibit 10.21 to Amendment No. 1)+
10.15.2
First Amendment to Stockholders Agreement, dated August 17, 2009, by and among Talecris Biotherapeutics Holdings Corp. and Talecris Holdings, LLC (previously filed as exhibit 10.15.2 to Amendment No. 9)+
10.16.1
Stockholders Agreement, dated March 31, 2005, by and among Talecris Biotherapeutics Holdings Corp., Talecris Holdings, LLC and Bayer Healthcare LLC and its affiliates party thereto (previously filed as exhibit 10.16.1 to Amendment No. 8)+
10.16.2
Confirmation Letter, dated September 15, 2006, confirming the terms of the agreement for the purchase of shares by and between Talecris Biotherapeutics Holdings Corp. and Bayer Healthcare LLC (previously filed as exhibit 10.16.2 to Amendment No. 8)+
10.17	Transition Services Agreement, dated November 18, 2006, by and between International BioResources, L.L.C. and Talecris Plasma Resources, Inc. (previously filed as exhibit 10.17 to Amendment No. 1) +
10.18	License Agreement, dated November 18, 2006, by and between International BioResources, L.L.C. and Talecris Plasma Resources, Inc. (previously filed as exhibit 10.18 to Amendment No. 1)+
10.19	Profit Sharing Agreement, dated November 18, 2006, by and between International BioResources, L.L.C. and Talecris Plasma Resources, Inc. (previously filed as exhibit 10.19 to Amendment No. 1)+

Exhibit No.	Description of Exhibit
10.20	Talecris Biotherapeutics Holdings Corp. Irrevocable Trust Agreement, dated as of December 6, 2006, by and between Talecris Biotherapeutics Holdings Corp. and Wilmington Trust Company, as trustee (previously filed as exhibit 10.36 to Amendment No. 1)+
10.21	Employment Agreement, as amended and restated as of November 26, 2008, by and between Talecris Biotherapeutics Holdings Corp. and Kari Heerdt (previously filed as exhibit 10.21 to Amendment No. 8) +
10.22	Third Restated Employment Agreement, dated as of April 1, 2009, by and between Talecris Biotherapeutics Holdings Corp. and Lawrence D. Stern (previously filed as exhibit 10.22 to Amendment No. 8) +
10.23	Employment Agreement, as amended and restated as of October 10, 2008, by and between Talecris Biotherapeutics Holdings Corp. and John M. Hanson (previously filed as exhibit 10.23 to Amendment No. 6)+
10.24.1	Employment Letter, dated November 19, 2004, by and among NPS LLC, Bayer Healthcare LLC and Mary J. Kuhn (previously filed as exhibit 10.24.1 to Amendment No. 6)+
10.24.2
Employment Offer Letter and supplemental termination provisions, dated February 8, 2005, by and between Talecris Biotherapeutics, Inc. and Mary J. Kuhn (previously filed as exhibit 10.24 to Amendment No. 5)+
10.24.3
Letter Agreement, dated December 19, 2008, amending the terms of a certain Employment Letter, dated November 19, 2004, by and between Talecris Biotherapeutics, Inc. and Mary J. Kuhn (previously filed as exhibit 10.24.3 to Amendment No. 6)+
10.25
Employment Agreement, as amended and restated as of November 6, 2008, by and between Talecris Biotherapeutics Holdings Corp. and John F. Gaither, Jr. (previously filed as exhibit 10.25 to Amendment No. 6)+
10.26.1	Employment Offer Letter, dated March 2, 2006, by and between Talecris Biotherapeutics, Inc. and John R. Perkins (previously filed as exhibit 10.26 to Amendment No. 5)+
10.26.2
Letter Agreement, dated December 19, 2008, amending the terms of a certain Employment Letter, dated March 2, 2006, by and between Talecris Biotherapeutics, Inc. and John R. Perkins (previously filed as exhibit 10.26.2 to Amendment No. 6)+
10.27.1
Management Agreement, dated as of March 31, 2005, by and between Cerberus-Plasma Holdings LLC, Ampersand 2001 Limited Partnership, Talecris Biotherapeutics Holdings Corp. and Talecris Biotherapeutics, Inc. (previously filed as exhibit 10.27.1 to Amendment No. 1)+
10.27.2
Amendment to Management Agreement, dated as of December 6, 2006, by and between Cerberus-Plasma Holdings LLC, Ampersand 2001 Limited Partnership, Talecris Biotherapeutics Holdings Corp. and Talecris Biotherapeutics, Inc. (previously filed as exhibit 10.27.2 to Amendment No. 1)+
10.27.3
Second Amendment to Management Agreement, dated August 17, 2009, by and between Cerberus-Plasma Holdings LLC, Ampersand 2001 Limited Partnership, Talecris Biotherapeutics Holdings Corp., and Talecris Biotherapeutics, Inc. (previously filed as exhibit 10.27.3 to Amendment No. 9)+
10.28.1
Retained Intellectual Property License Agreement, dated as of March 31, 2005, by and between Bayer Healthcare LLC and Talecris Biotherapeutics, Inc. (F/K/A NPS Biotherapeutics, Inc.) (previously filed as exhibit 10.31.1 to Amendment No. 1)+

Exhibit No.	Description of Exhibit
10.28.2	Amendment to Retained Intellectual Property Licensing Agreement, entered into as of August 10, 2007, by and between Bayer Healthcare LLC and Talecris Biotherapeutics, Inc. (previously filed as exhibit 10.31.2 to Amendment No. 1)+
10.29
Fractionation Services and Commercial Products Agreement, dated as of April 1, 2008, between and amongst Canadian Blood Services/Societe Canadienne Du Sang, Talecris Biotherapeutics Inc. and Talecris Biotherapeutics Ltd. (previously filed as exhibit 10.29 to Amendment No. 9)#+
10.30.1
Fractionation Services and Commercial Products Agreement, dated as of April 1, 2008, between and amongst Hema-Quebec, Talecris Biotherapeutics Ltd. and Talecris Biotherapeutics Inc. (previously filed as exhibit 10.30.1 to Amendment No. 9)#+
10.30.2
Amending Agreement No. 1, effective as of May 26, 2008, to Fractionation Services and Commercial Products, dated as of April 1, 2008, by and among Héma-Québec, Talecris Biotherapeutics Ltd. and Talecris Biotherapeutics Inc. (previously filed as exhibit 10.30.2 to Amendment No. 6)#+
10.31
Supply Agreement, dated as of March 31, 2005, by and between Bayer Healthcare LLC, Biological Products Division, and Talecris Biotherapeutics, Inc. (F/K/A NPS Biotherapeutics, Inc.) (previously filed as exhibit 10.31 to Amendment No. 9)#+
10.31.1	Amendment to Supply Agreement, dated as of June 30, 2008, by and between Bayer Healthcare LLC and Talecris Biotherapeutics, Inc. (previously filed as exhibit 10.31.1 to Amendment No. 9)#+
10.32
Amended and Restated Plasma Sale/Purchase Agreement, dated October 13, 2006, by and between Talecris Biotherapeutics, Inc. and Interstate Blood Bank, Inc. (previously filed as exhibit 10.32 to Amendment No. 8)#+
10.33
Plasma Sale/Purchase Agreement, dated as of August 12, 2008, by and between CSL Plasma Inc. (f/k/a ZLB Bioplasma Inc.) and Talecris Biotherapeutics Inc. (previously filed as exhibit 10.33 to Amendment No. 7)#+
10.34
Amended and Restated Services Agreement, dated January 1, 2009, by and between Talecris Biotherapeutics, Inc. and Centric Health Resources, Inc. (previously filed as exhibit 10.34 to Amendment No. 9)#+
10.35
Toll Manufacturing Agreement for Testing and Packaging, dated April 4, 2008, by and between Talecris Biotherapeutics GmbH and Catalent France Limoges SAS (previously filed as exhibit 10.35 to Amendment No. 8)#+
10.36.1
Agreement for Domestic and Global Relocation Services, dated July 14, 2008, by and between Talecris Biotherapeutics, Inc. and GMAC Global Relocation Services, LLC (previously filed as exhibit 10.36.1 to Amendment No. 8)+
10.36.2
Amendment to Agreement for Domestic and Global Relocation Services, dated August 15, 2008, by and between Talecris Biotherapeutics, Inc. and GMAC Global Relocation Services, LLC (previously filed as exhibit 10.36.2 to Amendment No. 8)+
10.37
Master Consulting and Advisory Services Agreement, dated as of July 18, 2008, by and between Cerberus Operations and Advisory Company LLC and Talecris Biotherapeutics Holding Corp. (previously filed as exhibit 10.37 to Amendment No. 9)#+
14	Code of Ethics

Exhibit No.	Description of Exhibit
21	List of Subsidiaries of Talecris Biotherapeutics Holdings Corp. (previously filed as exhibit 21 to Amendment No. 10)+
23.1	Consent of Reed Smith LLP (included in exhibit 5.1) (previously filed as exhibit 23.1 to Amendment No. 10)+
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm (previously filed as exhibit 23.2 to Amendment No. 9)+
24.1	Powers of Attorney (included in signature page of original filing)+
24.2	Power of Attorney of Paul N. Clark (previously filed as exhibit 24.2 to Amendment No. 1)+
24.3	Power of Attorney of Kenneth J. Martin (previously filed as exhibit 24.3 to Amendment No. 2)+

*
To be filed by amendment

+
Previously filed

#
Portions of the exhibit have been omitted pursuant to a request for confidential treatment. The confidential portions have been submitted to the Securities and Exchange Commission.

Item 17.    Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes:

  (1)
  That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2)
  That for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Research Triangle Park, State of North Carolina, on September 25, 2009.

TALECRIS BIOTHERAPEUTICS HOLDINGS CORP.
By:	/s/ LAWRENCE D. STERN Name: Lawrence D. Stern Title: Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on September 25, 2009.

Signature	Title

/s/ LAWRENCE D. STERN Lawrence D. Stern	Chairman, Chief Executive Officer and Director (principal executive officer)
/s/ JOHN M. HANSON John M. Hanson	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)

Signature	Title

* Stuart A. Auerbach	Director
* Richard A. Charpie	Director
* Paul N. Clark	Director
* W. Brett Ingersoll	Director
* James T. Lenehan	Director
* Steven F. Mayer	Director
* Kenneth J. Martin	Director
* Ruedi E. Waeger	Director

By *	/s/ JOHN M. HANSON Name: John M. Hanson Title: Attorney- in- Fact

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Explanatory Note
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
SIGNATURES